Exhibit 99.1

FOR IMMEDIATE RELEASE

Kohl’s Provides Update on Ongoing Review of Expressions of Interest

MENOMONEE FALLS, Wis. (March 21, 2022) – Kohl’s Corporation (NYSE:KSS) (“Kohl’s” or the “Company”) today provided the following update regarding the Board of Directors’ ongoing review of expressions of interest in acquiring the Company.

The Board acknowledged receipt of multiple preliminary indications of interest. The proposals received are non-binding and without committed financing.

The Board has authorized Goldman Sachs to coordinate with select bidders who have submitted indications of interest to assist with further due diligence so that they have the opportunity to refine and improve their proposals and include committed financing and binding documentation.

As announced on February 4, 2022, the Finance Committee of the Board is leading the ongoing review of any expressions of interest. The Finance Committee, which was formed pursuant to the 2021 settlement agreement with Macellum Advisors GP, LLC and other shareholders, is comprised exclusively of independent directors.

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About Kohl's

Kohl’s (NYSE: KSS) is a leading omnichannel retailer. With more than 1,100 stores in 49 states and the online convenience of Kohls.com and the Kohl's App, Kohl's offers amazing national and exclusive brands at incredible savings for families nationwide. Kohl’s is uniquely positioned to deliver against its strategy and its vision to be the most trusted retailer of choice for the active and casual lifestyle. Kohl’s is committed to progress in its diversity and inclusion pledges, and the company's environmental, social and corporate governance (ESG) stewardship. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Investor Relations:

Mark Rupe, (262) 703-1266, mark.rupe@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

Lex Suvanto, (646) 775-8337, lex.suvanto@edelman.com